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                                                                     EXHIBIT 8.1


                                              May 21, 1997


Mid-State Trust VI
c/oWilmington Trust Company
   1100 North Market Street
   Wilmington, Delaware 19890

Re:Mid-State Trust VI
     Registration Statement No. 333-23667

Ladies and Gentlemen:

    We have acted as special federal income tax counsel to Mid-State Trust VI, a Delaware business trust (the "Issuer"), in connection with the issuance and sale of its asset-backed notes (the "Notes"). The Notes will be issued pursuant to the Indenture between the Issuer and the Indenture Trustee. Terms used and not defined herein shall have the meanings given in the Registration Statement referred to below.

    We have advised the Issuer with respect to certain federal income tax consequences of the proposed issuance of the Notes. This advice is summarized under the headings "Summary of Terms--Tax Status of the Notes" and "Material Federal Income Tax Consequences" in the Prospectus relating to the Notes contained in the Registration Statement (No. 333-23667), as amended by Pre-Effective Amendment No. 2 on Form S-11 (the "Registration Statement"), as filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on May 12, 1997 for the registration of such Notes under the Act.

    In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Registration Statement and the current forms of the Trust Agreement and the Indenture (the "Documents"). Our opinions are based upon the Internal Revenue Code of 1986, as amended (the "Code"), administrative rulings, judicial decisions, Treasury regulations and other applicable authorities. The statutory provisions, regulations and interpretations upon which our opinion is based are subject to change, and any such change could apply retroactively. In addition, there can be no assurance that positions contrary to those stated herein may not be asserted by the Internal Revenue Service ("IRS").

    In rendering the opinions set forth below, we have made such investigations of such matters of law as we deemed appropriate as a basis for the opinions expressed below. Further, we have assumed the genuineness of all signatures and the authenticity of all Documents submitted to us as originals. Our opinions are also based on the assumption that there are no agreements or understandings with respect to the transactions contemplated in the documents relating to the above-mentioned transaction other than those contained in the Documents. Furthermore, our opinions are based on the assumption that all parties to the Documents will comply with the terms thereof, including all tax reporting requirements contained therein.

    As to any facts material to the following opinions which we did not independently establish or verify, we have relied upon statements and representations of the responsible officers and other representatives of the Depositor, the Underwriters and public officials and agencies. We have, for purposes of rendering the opinions, also relied on certain factual, numerical, and statistical information which is based on the assumptions used in pricing the Notes.

    Although there is no relevant authority directly on point, in our opinion
(i) the Notes will be treated as indebtedness for federal income tax purposes;
(ii) the Trust will not be treated as an association taxable as a corporation or a publicly traded partnership taxable as a corporation for federal income tax purposes; (iii) the Trust will not be taxable as a taxable mortgage pool as defined in Code Section 7701(i), and
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(iv) the advice summarized under the headings "Summary of Terms--Tax Status of the Notes" and "Material Federal Income Tax Considerations--Federal Taxation" in the Prospectus, while it does not purport to discuss all possible federal income tax ramifications of the above referenced transaction, is accurate in all material respects with respect to those material federal income tax consequences that are discussed.

    The opinions expressed herein are limited as described above, and we do not express an opinion with respect to any other federal or state law or the law of any other jurisdiction, except as expressly stated herein. This opinion is rendered as of the date hereof and we undertake no obligation to update this opinion or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion is based (including the taking of any action by any party to the Documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion unless we are specifically engaged to do so.


    You should be aware that there is no assurance that the IRS would not challenge the conclusions set forth above. Our opinion also assumes that a court considering the question would have all facts and legal issues properly presented to it.


    We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to a reference to this firm (as special federal income tax counsel to the Issuer) under the heading "Material Federal Income Tax Consequences" in the Prospectus forming a part of the Registration Statement, without implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or any amendment thereto, including this exhibit.

                                          Very truly yours,
                                          /s/ Brown & Wood LLP